Exhibit 99.1

News Merrill Lynch & Co., Inc. World Headquarters 4 World Financial Center New York, New York 10080

Release date: June 23, 2005

For information contact:
Merrill Lynch:
Michael O’Looney (212) 449-9205
Michael_olooney@ml.com

MERRILL LYNCH ELECTS ARMANDO CODINA
TO BOARD OF DIRECTORS

NEW YORK, June 23, 2005 – Merrill Lynch & Co. (NYSE: MER) today announced that Armando Codina has been elected to the company’s board of directors, effective July 1, 2005. Mr. Codina, 58, is chairman and chief executive officer of Codina Group, Inc., a Coral Gables, Fla.-based real estate investment, development, construction, brokerage and property management firm.

     “We are extremely pleased to have an entrepreneur and business leader of the caliber of Armando Codina join the board of directors of Merrill Lynch,” said Stan O’Neal, Merrill Lynch chairman and chief executive officer. “As the founder and head of one of the largest real estate developers in one of the world’s most vibrant real estate markets, he brings enormous financial, operational and strategic expertise to the board.”

     The company said that Mr. Codina was named to the nominating and corporate governance and the public policy and social responsibility committees of the board.

(MORE)

     Established in 1979, Codina Group is one of the most respected full-service commercial real estate development corporations in Florida. Prior to establishing Codina Group, Mr. Codina was president of Professional Automated Services, Inc., a firm created in 1970 to provide data processing services to physicians.

     Merrill Lynch is one of the world’s leading financial management and advisory companies with offices in 36 countries and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world’s largest managers of financial assets. Firmwide, assets under management total $479 billion. For more information on Merrill Lynch, please visit www.ml.com

# # #